Exhibit 99.4

EXHIBIT A

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: GAMIDA CELL INC. Debtor.	) ) ) ) ) ) )	Chapter 11 Case No. 24-11003 (JKS)

AMENDED PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

OF GAMIDA CELL INC.

Stanley B. Tarr (DE Bar No. 5535) BLANK ROME LLP 1201 N. Market Street, Suite 800 Wilmington, Delaware 19801	Michael Klein Evan Lazerowitz COOLEY LLP 55 Hudson Yards New York, New York 10001-2157

Telephone:	(302) 425-6400	Telephone:	(212) 479-6000
Facsimile:	(302) 425-6464	Email:	mklein@cooley.com
Email:	stanley.tarr@blankrome.com		elazerowitz@cooley.com

John E. Lucian BLANK ROME LLP 130 N. 18th Street Philadelphia, Pennsylvania 19103	Olya Antle COOLEY LLP 1299 Pennsylvania Ave, NW, Suite 700 Washington, DC 20004-2400

Telephone:	(215) 569-5500	Telephone:	(202) 842-7800
Facsimile:	(215) 569-5555	Email:	oantle@cooley.com
Email:	john.lucian@blankrome.com

Proposed Co-Counsel for the Debtor and Debtor in Possession	Proposed Co-Counsel for the Debtor and Debtor in Possession

Dated: May 20, 2024

TABLE OF CONTENTS

Article I	DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW	1

A.	Defined Terms.	1
B.	Rules of Interpretation.	12
C.	Computation of Time.	13
D.	Governing Law.	13
E.	Reference to Monetary Figures.	13
F.	Reference to the Debtor or the Reorganized Debtor.	13
G.	Controlling Document.	13
H.	Consultation, Information, Notice, and Consent Rights.	14

Article II	ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS	14

A.	Administrative Claims.	14
B.	Professional Fee Claims.	15
C.	Priority Tax Claims.	16
D.	Payment of Statutory Fees.	16

Article III	CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS	16

A.	Classification of Claims and Interests.	16
B.	Treatment of Claims and Interests.	17
C.	Special Provision Governing Unimpaired Claims.	20
D.	Subordinated Claims	20
E.	Elimination of Vacant Classes.	20
F.	Voting Deadline.	20
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.	21
H.	Controversy Concerning Impairment.	21

Article IV	MEANS FOR IMPLEMENTATION OF THE PLAN	21

A.	General Settlement of Claims and Interests.	21
B.	Corporate and Organizational Existence.	21
C.	Restructuring Transactions.	22
D.	Reorganized Debtor.	22
E.	Sources of Consideration for Plan Distributions.	23
F.	Vesting of Assets in the Reorganized Debtor.	24
G.	Cancelation of Existing Securities and Agreements.	25
H.	Corporate Action.	25
I.	New Organizational Documents.	25
J.	Indemnification Obligations.	26
K.	Directors and Officers of the Reorganized Debtor.	26
L.	Effectuating Documents; Further Transactions.	26
M.	Section 1146 Exemption.	26
N.	Preservation of Causes of Action.	27

i

Article V	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	28

A.	Assumption of Executory Contracts and Unexpired Leases.	28
B.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	28
C.	Insurance Policies.	29
D.	Reservation of Rights.	29
E.	Nonoccurrence of Effective Date.	30
F.	Contracts and Leases Entered Into After the Petition Date.	30
G.	Employee Compensation and Benefits.	30

Article VI	PROVISIONS GOVERNING DISTRIBUTIONS	31

A.	Distributions on Account of Claims Allowed as of the Effective Date.	31
B.	Disbursing Agent.	31
C.	Rights and Powers of Disbursing Agent.	31
D.	Delivery of Distributions.	32
E.	Manner of Payment.	32
F.	Allocation Between Principal and Interest	33
G.	Securities Law Matters.	33
H.	Compliance with Tax Requirements.	33

Article VII	SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS	33

A.	Discharge of Claims and Termination of Interests.	33
B.	Release of Liens.	34
C.	Releases by the Debtor Releasing Parties.	35
D.	Releases by the Consenting Creditor Releasing Parties.	36
E.	Exculpation.	37
F.	Injunction.	38
G.	Protections Against Discriminatory Treatment.	39

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Article VIII	CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN	39

A.	Conditions Precedent to the Effective Date.	39
B.	Waiver of Conditions.	40
C.	Effect of Failure of Conditions.	40
D.	Substantial Consummation	41

Article IX	MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN	41

A.	Modification and Amendments.	41
B.	Effect of Confirmation on Modifications.	41
C.	Revocation or Withdrawal of Plan.	41

Article X	RETENTION OF JURISDICTION	42

Article XI	MISCELLANEOUS PROVISIONS	44

A.	Immediate Binding Effect.	44
B.	Additional Documents.	44
C.	Reservation of Rights.	44
D.	Successors and Assigns.	45
E.	Notices.	45
F.	Term of Injunctions or Stays.	46
G.	Entire Agreement.	47
H.	Nonseverability of Plan Provisions.	47
I.	Waiver or Estoppel.	47

iii

INTRODUCTION

Gamida Cell Inc., the above-captioned debtor and debtor in possession (the “Debtor”), proposes this prepackaged chapter 11 plan of reorganization (as amended, supplemented, or otherwise modified from time to time, this “Plan”) for the resolution of the outstanding Claims against, and Interests in, the Debtor. The Debtor is the proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Reference is made to the accompanying Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Gamida Cell Inc. Holders of Claims against or Interests in the Debtor may refer to the Disclosure Statement for a discussion on the Debtor’s history, business, properties and operations, valuation, projections, risk factors, a summary and analysis of the Plan and the transactions contemplated thereby, and certain related matters.

ALL HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I
DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW

A. Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1. “Administrative Claim” means a Claim against the Debtor arising on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Case pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estate and operating the businesses of the Debtor incurred on or after the Petition Date and through the Effective Date; (b) the Allowed Professional Fee Claims; (c) all fees and charges assessed against the Estate under chapter 123 of the Judicial Code.

2. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

3. “Allowed” means, with respect to a Claim or Interest, any Claim or Interest (or portion thereof) against the Debtor that: (a) is allowed, compromised, settled, or otherwise resolved pursuant to the terms of the Plan, in any stipulation that is approved by a Final Order of the Bankruptcy Court, or pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; (b) has been allowed by a Final Order of the Bankruptcy Court; or (c) allowed by agreement between the Holder of such Claim, on one hand and the Debtor or Reorganized Debtor, as applicable, on the other hand. For the avoidance of doubt, any Claim or Interest (or portion thereof), that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date.

4. “Assumed Agreement” means an Executory Contract or Unexpired Lease which has been assumed by the Debtor either pursuant to the terms of the Plan or pursuant to an order of the Bankruptcy Court.

5. “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtor or its Estate or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes or common law, including fraudulent transfer laws.

6. “Ballot” means, with respect to a Holder of a Claim or Interest in a Voting Class, the applicable voting form distributed to such Holder on which the Holder is to indicate, among other things, acceptance or rejection of the Plan in accordance with the instructions contained therein and make any other elections or representations required pursuant to the Plan or as described in the Disclosure Statement.

7. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

8. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

9. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

10. “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks in the State of Delaware or the State of New York are closed for business as a result of federal, state, or local holiday.

11. “Bylaws” means the bylaws of the Reorganized Debtor to be adopted on the Effective Date.

12. “Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

13. “Causes of Action” means any and all claims, actions, interests, controversies, actions, proceedings, reimbursement claims, contribution claims, recoupment rights, debts, third-party claims, agreements, indemnity claims, damages, remedies, causes of action, demands, rights, suits, obligations, liabilities, accounts, judgments, defenses, offsets, powers, privileges, licenses, Liens, guarantees, franchises, Avoidance Actions, counterclaims and cross-claims, of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, asserted or unasserted, direct or indirect, assertable directly or derivatively, choate or inchoate, reduced to judgment or otherwise, secured or unsecured, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise pursuant to any theory of law. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

14. “Chapter 11 Case” means the case commenced by the Debtor under chapter 11 of the Bankruptcy Code on the Petition Date in the Bankruptcy Court.

15. “Chapter 15 Case” means a case for the Parent under chapter 15 of the Bankruptcy Code that is expected to be filed in the Bankruptcy Court.

16. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code.

17. “Claims Register” means the official register of Claims maintained by the Solicitation Agent or the clerk of the Bankruptcy Court.

18. “Class” means a class of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

19. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

20. “Compensation and Benefits Programs” means all employment and severance agreements and policies, and all employment, wages, compensation, and benefit plans and policies, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, supplemental executive retirement plans, healthcare plans, disability plans, severance benefit plans, incentive and retention plans, programs, and payments, life and accidental death and dismemberment insurance plans and programs of the Debtor, and all amendments and modifications thereto, applicable to the Debtor’s employees, former employees, retirees, and non-employee directors and managers, in each case existing with the Debtor as of immediately prior to the Effective Date.

21. “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Case.

22. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Case within the meaning of Bankruptcy Rules 5003 and 9021.

23. “Confirmation Hearing” means the hearing before the Bankruptcy Court under section 1128 of the Bankruptcy Code to consider Confirmation of the Plan and approval of the Disclosure Statement, as such hearing may be adjourned or continued from time to time.

24. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan and approving the Disclosure Statement pursuant to section 1129 of the Bankruptcy Code substantially in the form filed with the Bankruptcy Court on the Petition Date and otherwise in form and substance reasonably satisfactory to the Consenting Creditors.

25. “Consenting Creditor Release” means the releases given on behalf of the Consenting Creditor Releasing Parties as set forth in Article VII.D of the Plan.

26. “Consenting Creditors” has the meaning ascribed to such term in the Restructuring Support Agreement.

27. “Consenting Creditor Releasing Parties” means, collectively, and in each case in its capacity as such: (a) the Consenting Creditors; (b) the Unsecured Notes Trustee; (c) the Secured Note Agent, (d) from and after the Effective Date, the Debtor Releasing Parties, and (e) to the maximum extent permitted by Law, each Related Party of each Entity in clause (a) through this clause (e).

28. “Consummation” means the occurrence of the Effective Date.

29. “Cure” means all amounts, including an amount of $0, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtor pursuant to sections 365 or 1123 of the Bankruptcy Code.

30. “Debtor” has the meaning set forth in the preamble.

31. “Debtor Release” means the releases given on behalf of the Debtor and its Estate as set forth in Article VII.C of the Plan.

32. “Debtor Releasing Parties” means the Debtor and its Estate, and, to the maximum extent permitted by Law, the Debtor, on behalf of its Related Parties.

33. “Disbursing Agent” means the Reorganized Debtor or, as applicable, the Entity or Entities selected by the Debtor or the Reorganized Debtor to make or facilitate distributions pursuant to the Plan.

34. “Disclosure Statement” means that certain Disclosure Statement for the Prepackaged Chapter 11 Plan of Reorganization of Gamida Cell Inc., as may be amended, supplemented, amended and restated, or otherwise modified from time to time, and that is prepared and distributed in accordance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018 and applicable non-bankruptcy law and otherwise in form and substance reasonably satisfactory to the Consenting Creditors.

35. “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtor or the Reorganized Debtor, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims entitled to receive distributions under the Plan (or their Permitted Designees).

36. “Distribution Record Date” means the record date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtor are eligible to receive distributions under the Plan, which date shall be the Confirmation Date, or such other date as determined by the Debtor. For the avoidance of doubt, the Distribution Record Date shall not apply to publicly traded securities, the holders of which shall receive a distribution in accordance with the customary procedures of The Depository Trust Company.

37. “Effective Date” means the date on which (a) all conditions precedent to the occurrence of the Effective Date set forth in Article VIII.A of the Plan have been satisfied or waived in accordance with Article VIII.B of the Plan and (b) the Plan is declared effective by the Debtor.

38. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

39. “Estate” means the estate created for the Debtor in the Chapter 11 Case pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of the Debtor’s Chapter 11 Case.

40. “Exculpated Parties” means collectively, and in each case in its capacity as such, (a) the Debtor and (b) solely to the extent they are Estate fiduciaries who served in such capacity between the Petition Date and Effective Date, each Related Party of the Debtor.

41. “Executory Contract” means a contract to which the Debtor is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

42. “Existing Interests” means any Interest in the Debtor existing immediately prior to the occurrence of the Effective Date.

43. “Exit Facility” means the $49.4 million original principal amount senior first-lien secured term loan credit facility to be entered into by Reorganized Debtor and Reorganized Parent on the Effective Date pursuant to the Exit Facility Documents.

44. “Exit Facility Loan Agreement” means the Loan Agreement, dated as of the Effective Date, by and among Reorganized Debtor, Reorganized Parent, the Exit Facility Agent and each of the lenders party thereto.

45. “Exit Facility Documents” means, collectively, the Exit Facility Loan Agreement and all other agreements, documents, and instruments to be delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, and other security documents, in each case, the terms of which shall be consistent with the Restructuring Support Agreement.

46. “Exit Facility Term Loans” means the loans made by the lenders under the Exit Facility Loan Agreement on the Effective Date.

47. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Case.

48. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing has been timely taken; or as to which, any appeal that has been taken or any petition for certiorari that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought, or the new trial, reargument, or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

49. “General Unsecured Claim” means any Unsecured Claim against the Debtor, other than: (a) an Administrative Claim; (b) a Professional Fee Claim; (c) an Unsecured Notes Claim; (d) a Priority Tax Claim, (e) an Other Priority Claim; or (f) an Intercompany Claim.

50. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

51. “Holder” means an Entity holding a Claim against or an Interest in the Debtor as of the applicable date of determination.

52. “Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

53. “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

54. “Intercompany Claim” means any Claim against the Debtor held by an Affiliate of the Debtor.

55. “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interest, unit or share in the Debtor and any other rights, options, warrants, rights, restricted stock awards, performance share awards, performance share units, stock appreciation rights, phantom stock rights, redemption rights, repurchase rights, stock-settled restricted stock units, cash-settled restricted stock units, other securities, agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of the Debtor or any other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in the Debtor (whether or not arising under or in connection with any employment agreement, separation agreement, or employee incentive plan or program of the Debtor as of the Petition Date and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or similar security).

56. “IRC” means the Internal Revenue Code of 1986.

57. “Israeli Confirmation Order” mean an order issued by the Israeli Court approving the Israeli Debt Arrangement under the Israeli Proceeding.

58. “Israeli Court” means the District Court in Be’er-Sheva, Israel.

59. “Israeli Debt Arrangement” means the debt arrangement under Part 10 of the Israeli Insolvency Law pursuant to which Reorganized Parent effectuated a reorganization of its financial affairs in the Israeli Proceeding.

60. “Israeli Insolvency Law” means the Israeli Insolvency and Financial Rehabilitation Law 5778-2018.

61. “Israeli Proceeding” means the insolvency proceeding of Parent commenced under the Israeli Insolvency Law pending before the Israeli Court, Case No. 63461-03-24.

62. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1-4001, as amended from time to time.

63. “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

64. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code, and with respect to any asset, includes, without limitation, any mortgage, lien, pledge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

65. “New Board” means the board of directors or the board of managers, as applicable, of the Reorganized Debtor. The identities of directors on the New Board shall be disclosed at or before the Confirmation Hearing to the extent known at or before the Confirmation Hearing, but in any event prior to the Effective Date.

66. “New Common Equity” means the common equity interests of Reorganized Debtor.

67. “New Organizational Documents” means the Bylaws and such other applicable documents providing for corporate governance of the Reorganized Debtor, which shall be consistent with the Restructuring Support Agreement.

68. “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

69. “Other Secured Claim” means any Secured Claim other than a Senior Secured Loans Claim.

70. “Parent” means Gamida Cell Ltd., an Israeli corporation.

71. “Permitted Designee” means, with respect to any Holder of an Allowed Unsecured Note Claim, an entity that is designated (in writing to be delivered to the Solicitation Agent on or before the Distribution Record Date, or such other date as agreed to by the Debtor) by such Holder to receive all or any portion of the distributions issuable to such Holder pursuant to Article III.B of the Plan.

72. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code, and also includes any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association or other Entity, whether acting in an individual, fiduciary or other capacity.

73. “Petition Date” means the date on which the Debtor filed its petition for relief commencing the Chapter 11 Case.

74. “Plan Distribution” means a payment or distribution to Holders of Allowed Claims (or their Permitted Designees) or other eligible Entities in accordance with the Plan.

75. “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be delivered to the Holders of Claims in Class 3 and Class 4 at least seven (7) days prior to the Voting Deadline, and any additional documents Filed as amendments to the Plan Supplement, including the following, as applicable: (a) the New Organizational Documents; (b) the Exit Facility Loan Agreement or term sheet; (d) to the extent known, the identities of the members of the New Board; and (e) the Schedule of Proposed Cure Amounts. To the extent any document to be set forth in the Plan Supplement is an exhibit to the Disclosure Statement, the Plan Supplement may cross-refer to such exhibit. The Debtor shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement in accordance with this Plan and the Restructuring Support Agreement (and subject to the applicable consent rights thereunder which are incorporated herein pursuant to Article I.H) on or before the Effective Date. The Plan Supplement shall be deemed incorporated into and part of the Plan as if set forth herein in full; provided that in the event of a conflict between the Plan and the Plan Supplement, the Plan Supplement shall control in accordance with Article I.G.

76. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

77. “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

78. “Professional” means an Entity: (a) employed in the Chapter 11 Case pursuant to a Bankruptcy Court order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or as of the Confirmation Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

79. “Professional Escrow Account” means an account funded by the Debtor with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

80. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtor prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtor as set forth in Article II.B of the Plan.

81. “Professional Fee Claim” means any Claim by a Professional for compensation for services rendered or reimbursement of expenses incurred by such Professional through and including the Confirmation Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

82. “Proof of Claim” means a proof of Claim Filed against the Debtor in the Chapter 11 Case.

83. “Recognition Order” means one or more orders issued by the Bankruptcy Court in the Chapter 15 Case (i) recognizing the Israeli Proceeding as foreign main or foreign non-main proceeding, (ii) recognizing and giving full force and effect to the Israeli Debt Arrangement, and (iii) granting any related relief.

84. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to a Claim or Interest, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

85. “Related Parties” means, with respect to an Entity, collectively, (a) such Entity’s current and former Affiliates and (b) such Entity’s and such Entity’s current and former Affiliates’ directors, managers, officers, shareholders, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns (whether by operation of law or otherwise), subsidiaries, current, former, and future associated entities, managed or advised entities, accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors, managers, fiduciaries, trustees, employees, agents (including any disbursing agent), advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, other representatives, and other professionals, representatives, advisors, predecessors, successors, and assigns, each solely in their capacities as such (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), and the respective heirs, executors, estates, servants and nominees of the foregoing.

86. “Released Claims” means any Claims or Interests that have been released, satisfied, stayed, terminated, discharged, or are subject to exculpation, compromise, and settlement pursuant to this Plan.

87. “Released Debtor Parties” means, collectively, and in each case in its capacity as such: (a) the Debtor; (b) the Reorganized Debtor; and (c) each Related Party of each Entity in clause (a) through (b).

88. “Released Consenting Creditor Parties” means, collectively, and in each case in its capacity as such: (a) the Consenting Creditors; (b) the Unsecured Notes Trustee; (c) the Secured Note Agent; and (d) each Related Party of each Entity in clause (a) through (c).

89. “Reorganized Debtor” means the Debtor, as reorganized pursuant to and under the Plan, on and after the Effective Date, or any successor or assign thereto, by merger, consolidation, or otherwise, including any new entity established in connection with the implementation of the Restructuring Transactions.

90. “Reorganized Parent” means a private company organized under the laws of the United Kingdom as provided for under the Israeli Debt Arrangement, or any successor or assign thereto, by merger, consolidation, or otherwise.

91. “Restructuring Support Agreement” means that certain Restructuring Support Agreement, entered into and dated as of March 26, 2024, by and among the Parent, the Debtor, the Consenting Creditors, the Senior Secured Agent, and the Unsecured Notes Trustee, including all exhibits, schedules, and other attachments thereto, as such agreement may be further amended, modified, or supplemented from time to time, solely in accordance with its terms which is attached as Exhibit B to the Disclosure Statement.

92. “Restructuring Transactions” means any transaction and any actions as may be necessary or appropriate to effect a corporate restructuring of the Debtor’s and the Reorganized Debtor’s respective businesses or a corporate restructuring of the overall corporate structure of the Debtor on the terms set forth in the Plan and Restructuring Support Agreement, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Article IV.C of the Plan.

93. “Schedule of Proposed Cure Amounts” means any schedule (including any amendments, supplements, or modifications thereto) of the Debtor’s proposed Cure amounts (if any) with respect to each of the Executory Contracts and Unexpired Leases to be assumed by the Debtor pursuant to the Plan.

94. “Secured Claim” means a Claim that is: (a) secured by a Lien on property in which any of the Debtor has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim. For the avoidance of doubt, the Senior Secured Loans shall constitute Secured Claims.

95. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a-77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

96. “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

97. “Senior Secured Agent” means Wilmington Savings Fund Society, FSB, in its capacity as administrative agent and collateral agent, under the Senior Secured Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Senior Secured Credit Agreement.

98. “Senior Secured Loan Agreement” means that certain Loan and Security Agreement, dated as of December 12, 2022, by and among the Debtor, as borrower, the Senior Secured Agent, Parent, as guarantor, and each of the lenders party thereto, as amended, amended and restated, supplemented, or otherwise modified from time to time prior to the Petition Date.

99. “Senior Secured Lenders” means the lenders party to the Senior Secured Loan Agreement from time to time.

100. “Senior Secured Loans” means the loans issued under the Senior Secured Loan Agreement.

101. “Solicitation Agent” means Kroll Restructuring Administration, LLC, the notice, claims, and solicitation agent proposed to be retained by the Debtor in the Chapter 11 Case.

102. “Solicitation Materials” means, collectively, the solicitation materials with respect to the Plan.

103. “U.S. Trustee” means the United States Trustee for the District of Delaware.

104. “Unexpired Lease” means a lease to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

105. “Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

106. “Unsecured Claim” means any Claim that is not a Secured Claim.

107. “Unsecured Notes” means the 5.875% exchangeable senior notes due 2026, issued by Debtor under the Unsecured Notes Indenture.

108. “Unsecured Notes Claims” means any Claim against the Debtor derived from, based upon, or arising under the Unsecured Notes Indenture and any costs that are reimbursable by the Debtor pursuant to the Unsecured Notes Indenture, including all claims of the Unsecured Notes Trustee against the Debtor.

109. “Unsecured Notes Indenture” means that Indenture, dated February 16, 2021, by and among Debtor, as issuer, Parent, as guarantor, the Unsecured Notes Trustee, and the other guarantors party thereto, as amended, amended and restated, supplemented, or otherwise modified from time to time prior to the Petition Date.

110. “Unsecured Notes Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as trustee under the Unsecured Notes Indenture, and its respective successors, assigns, and any replacement trustee appointed pursuant to the terms of the Unsecured Notes Indenture.

111. “Voting Deadline” means May 15, 2024 at 10:00 a.m. (prevailing Eastern Time).

112. “Voting Record Date” means April 12, 2024.

113. “Voting Report” means the report certifying the methodology for the tabulation of votes and result of voting on the Plan.

B. Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any party’s consent rights over any of the Restructuring Documents or any amendments thereto as provided for in the Restructuring Support Agreement; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (7) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (8) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (9) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (10) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (11) all references to docket numbers of documents Filed in the Chapter 11 Case are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Case, unless otherwise stated; (13) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (14) references to “Proofs of Claim,” “Holders of Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” and the like, as applicable; (15) any immaterial effectuating provisions may be interpreted by the Reorganized Debtor in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (16) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C. Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D. Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtor or the Reorganized Debtor, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtor, as applicable.

E. Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F. Reference to the Debtor or the Reorganized Debtor.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtor or the Reorganized Debtor shall mean the Debtor and the Reorganized Debtor, as applicable, to the extent the context requires.

G. Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan (including the Plan Supplement), the Confirmation Order shall control.

H. Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) with respect to the form and substance of this Plan, all exhibits to the Plan, and all other Restructuring Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

Article II
ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A. Administrative Claims.

Except with respect to the Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of the Judicial Code, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtor against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, or such Holder has been paid by any Debtor on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of an Allowed Administrative Claim will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, on the date of such allowance or as soon as reasonably practicable thereafter, but in any event no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtor in the ordinary course of its business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtor or the Reorganized Debtor, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B. Professional Fee Claims.

1. Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than thirty (30) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtor shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Escrow Account, and which Allowed amount shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

2. Professional Escrow Account.

No later than the Effective Date, the Debtor shall establish and fund the Professional Escrow Account with Cash equal to the Professional Fee Amount. The Professional Escrow Account shall be maintained in trust solely for the Professionals until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders. Such funds shall not be considered property of the Estate of the Debtor or the Reorganized Debtor. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtor from the Professional Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed; provided that the Debtor’s and the Reorganized Debtor’s obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Escrow Account. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be transferred to the Reorganized Debtor without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtor before and as of the Effective Date, and shall deliver such estimate to the Debtor and Consenting Creditors no later than five (5) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Case. If a Professional does not provide an estimate, the Debtor or Reorganized Debtor may estimate the unpaid and unbilled fees and expenses of such Professional.

4. Post-Effective Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtor shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtor. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtor may employ and pay any Professional in the ordinary course of business for the period after the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court.

C. Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. The Debtor is not aware of any Allowed Priority Tax Claim.

D. Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, including fees payable to the U.S. Trustee and any interest thereon pursuant to 31 U.S.C. § 3717 (“Quarterly Fees”) as determined by the Bankruptcy Court, shall be paid in full in Cash when due by the Reorganized Debtor for each quarter (including any fraction thereof) until the Chapter 11 Case of the Reorganized Debtor is converted, dismissed, or closed, whichever occurs first. Nothing in the Plan shall discharge or release any Quarterly Fees. The U.S. Trustee shall not be required to file a Proof of Claim or request for payment for Quarterly Fees. The Reorganized Debtor shall timely file all required monthly operating reports and post-confirmation quarterly reports in a form prescribed by the U.S. Trustee until the Chapter 11 Case are converted, dismissed, or closed, whichever occurs first.

Article III
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. Classification of Claims and Interests.

Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. All of the potential Classes for the Debtor are set forth herein.

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 3	Senior Secured Loans Claims	Impaired	Entitled to Vote
Class 4	Unsecured Notes Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 7	Existing Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B. Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtor or the Reorganized Debtor, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with such Claim’s or Interest’s terms in the ordinary course of business) or as soon as reasonably practicable thereafter.

1. Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Other Secured Claim, at the option of the Debtor:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2. Class 2 - Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)	Treatment: Each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code, which renders such Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3. Class 3 – Senior Secured Loans Claims

(a)	Classification: Class 3 consists of the Senior Secured Loans Claims.

(b)	Allowed Amount: As of the Effective Date, the Senior Secured Loans Claims shall be Allowed and deemed to be Allowed Claims in the amount of $4,429.065.73 of principal plus accrued and unpaid interest owed under the Senior Secured Loan Agreement through the Effective Date, less any amounts paid between the date of this Plan and the Effective Date. No additional fees, costs, premiums, call protections, or charges owed under the Senior Secured Loan Agreement will be Allowed Senior Secured Loans Claims.

(c)	Each Holder of an Allowed Senior Secured Loans Claim shall receive, in full and final satisfaction of such Allowed Senior Secured Loans Claim, its pro rata share of loans made under the Exit Facility, on a dollar-for-dollar basis.

(d)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed Senior Secured Loans Claims are entitled to vote to accept or reject the Plan.

4. Class 4 - Unsecured Notes Claims

(a)	Classification: Class 4 consists of all Unsecured Notes Claims.

(b)	Allowed Amount: As of the Effective Date, the Unsecured Notes Claims shall be Allowed and deemed to be Allowed Claims, without the need to file any Proofs of Claim, in the amount of $75,000,000.00 of principal and accrued and unpaid interest owed under the Unsecured Notes Indenture through the Petition Date, plus the fees, costs, and expenses of the Unsecured Notes Trustee owed pursuant to the Unsecured Notes Indenture as of the Effective Date. No additional fees, costs, premiums, call protections, or charges owed under the Unsecured Notes Indenture will be Allowed Unsecured Notes Claims.

(c)	Treatment: Each Holder of an Allowed Unsecured Notes Claim shall receive, in full and final satisfaction of such Allowed Unsecured Notes Claim, its Pro Rata share of the New Common Equity.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Unsecured Notes Claims are entitled to vote to accept or reject the Plan.

5. Class 5 - General Unsecured Claims

(a)	Classification: Class 5 consists of all General Unsecured Claims.

(b)	Treatment: All General Unsecured Claims are Unimpaired by the Plan. At the option of the Debtor or the Reorganized Debtor, as applicable, (i) the Plan may leave unaltered the legal, equitable, and contractual rights of a Holder of a General Unsecured Claim, (ii) the Debtor or the Reorganized Debtor, as applicable, may pay such General Unsecured Claim in full in Cash on the Effective Date or as soon thereafter as is practicable, (iii) the Debtor or the Reorganized Debtor, as applicable, may pay such General Unsecured Claim in a manner agreed to by the Holder of such Claim, or (iv) the Plan may reinstate the legal, equitable, and contractual rights of the Holder of an General Unsecured Claim in accordance with section 1124(2) of the Bankruptcy Code.

(c)	Voting: Class 5 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

6. Class 6 - Intercompany Claims

(a)	Classification: Class 6 consists of all Intercompany Claims.

(b)	Treatment: Each Allowed Intercompany Claim shall be, at the option of the Debtor, either Reinstated, converted to equity, otherwise set off, settled, distributed, contributed, canceled, or released, in each case.

(c)	Voting: Class 6 is Unimpaired under the Plan if Intercompany Claims are Reinstated or Impaired under the Plan if Intercompany Claims are canceled. Holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

7. Class 7 - Existing Interests

(a)	Classification: Class 7 consists of all Existing Interests.

(b)	Treatment: All Existing Interests shall be canceled, released, and extinguished and will be of no further force or effect, without any distribution to Holders of Existing Interests.

(c)	Voting: Class 7 is Impaired under the Plan. Holders of Existing Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Interests are not entitled to vote to accept or reject the Plan.

C. Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtor’s or the Reorganized Debtor’s rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D. Subordinated Claims

Pursuant to section 510 of the Bankruptcy Code, the Debtor or the Reorganized Debtor, as applicable, reserve the right to re-classify any Allowed Claim or Equity Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

E. Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

F. Voting Deadline.

The Voting Record Date is April 12, 2024. The Voting Record Date is the date on which it will be determined which Holders of Claims or Interests in the Voting Classes are entitled to vote to accept or reject the Plan and whether Claims have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee or transferee, as applicable, can vote to accept or reject the Plan as the Holder of a Claim.

The Voting Deadline is May 15, 2024 at 10:00 a.m. (prevailing Eastern Time). In order to be counted as votes to accept or reject the Plan, all ballots must be: (a) electronically submitted utilizing the online balloting portal maintained by the Solicitation Agent on or before the Voting Deadline, as applicable; or (b) properly executed, completed, and delivered (either by using the envelope provided, by first class mail, overnight courier, personal delivery, or via electronic mail in the limited scenario where a nominee submits a master ballot including votes for its underlying beneficial holders) so that the ballots are actually received by the Solicitation Agent on or before the Voting Deadline.

G. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtor shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class(es) of Claims or Interests. The Debtor, with the consent of the Consenting Creditors, reserves the right to modify the Plan in accordance with Article IX hereof and the Restructuring Support Agreement, to the extent that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests or reclassifying Claims to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H. Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

Article IV
MEANS FOR IMPLEMENTATION OF THE PLAN

A. General Settlement of Claims and Interests.

Except as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the Senior Secured Loans Claims, and (2) any claim to avoid, subordinate, or disallow any Senior Secured Loans Claims whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtor, its Estate, and Holders of Claims against and Interests in the Debtor. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B. Corporate and Organizational Existence.

The Reorganized Debtor shall continue to exist, pursuant to its organizational documents in effect prior to the Effective Date, except to the extent such organizational documents are amended by the Plan, without any prejudice to any right to terminate such existence (whether by merger or otherwise) in accordance with applicable law after the Effective Date. To the extent such documents are amended on or prior to the Effective Date, such documents are deemed to be amended pursuant to the Plan without any further notice to or action, order, or approval of the Bankruptcy Court.

C. Restructuring Transactions.

On or before the Effective Date, the Debtor or the Reorganized Debtor shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, which may include: (1) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, the Restructuring Support Agreement, and having other terms for which the applicable Entities may agree; (2) the execution and delivery of the New Organizational Documents and such other applicable organizational, governance, or constitutive documents (if any) of the Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtor and/or the Reorganized Debtor, as applicable), and the issuance, distribution, reservation, or dilution, as applicable, of the New Common Equity, as set forth herein; (3) the execution and delivery of the Exit Facility Loan Agreement (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtor and/or the Reorganized Debtor, as applicable); (4) all transactions necessary to enable the New Common Equity to be issued to the Holders of the Allowed Unsecured Notes Claims (or its Permitted Designee) in a transaction that qualifies as a reorganization pursuant to Section 368(a) of the IRC to the extent the Debtor and the applicable Class of Holders determine such transactions are desirable; and (5) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

D. Reorganized Debtor.

On the Effective Date, the New Board shall be established, and the Reorganized Debtor shall adopt its New Organizational Documents. The Reorganized Debtor shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtor or Reorganized Debtor. The Debtor and Reorganized Debtor will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtor or Reorganized Debtor, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtor’s historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtor, subject to any applicable limitations set forth in any post-Effective Date agreement, including the Exit Facility Loan Agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Organizational Documents, as the board of directors or board of managers of the Reorganized Debtor deems appropriate.

E. Sources of Consideration for Plan Distributions.

The Debtor and the Reorganized Debtor, as applicable, shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations; (2) the New Common Equity; and (3) the Exit Facility.

1. Exit Facility.

On, or as reasonably practicable following, the Effective Date, the Reorganized Debtor shall enter into the Exit Facility, pursuant to the Exit Facility Documents.

To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Exit Facility (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtor or the Reorganized Debtor, as applicable, in connection therewith), to the extent not approved by the Bankruptcy Court previously, and (b) authorization for the Debtor or the Reorganized Debtor, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Exit Facility, including the Exit Facility Documents, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtor or the Reorganized Debtor, as applicable, may deem to be necessary to consummate the Exit Facility.

As of the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facility Documents: (a) shall be deemed to be granted; (b) shall be legal, valid, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the applicable collateral specified in the Exit Facility Documents; and (c) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law, and the Exit Facility Agent for the benefit of the lenders under the Exit Facility Loan Agreement shall have a valid, binding, perfected, non-avoidable, and enforceable first-priority lien on and security interest in the collateral specified in the Exit Facility Documents. To the extent provided in the Exit Facility Documents, the Exit Facility Agent or holder(s) of Liens under the Exit Facility Documents are authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The guarantees, mortgages, pledges, Liens, and other security interests granted to secure the obligations arising under the Exit Facility Documents have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed to not constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law, and the priorities of such Liens and security interests shall be as set forth in the Exit Facility Documents. The Reorganized Debtor and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

2. Issuance of New Common Equity.

On the Effective Date, Reorganized Debtor shall issue the New Common Equity. The issuance of the New Common Equity by the Reorganized Debtor shall be authorized without the need for any further corporate action or without any further action by the Holders of Claims or Interests. The Reorganized Debtor shall be authorized to issue a certain number of shares, units or equity interests (as the case may be based on how the New Common Equity is denominated) of New Common Equity required to be issued under the Plan and pursuant to its New Organizational Documents and otherwise consistent with the Restructuring Support Agreement (and the exhibits thereto).

All of the shares, units, or equity interests (as the case may be based on how the New Common Equity is denominated) of New Common Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The New Common Equity will not be registered under the Securities Act or listed on any exchange as of the Effective Date.

F. Vesting of Assets in the Reorganized Debtor.

Except as otherwise provided in the Confirmation Order, the Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan, on the Effective Date, all property in the Estate, all Causes of Action, and any property acquired by the Debtor pursuant to the Plan shall vest in the Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. For the avoidance of doubt, Reorganized Debtor shall not be treated as being liable on any Claim that is discharged pursuant to the Plan.

G. Cancelation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan (and with respect to the Unsecured Notes Claims and Unsecured Notes Indenture, as provided in the paragraph below), all notes, instruments, certificates, and other documents evidencing Claims or Interests shall be canceled, and the obligations of the Debtor or the Reorganized Debtor and any non-Debtor Affiliates thereunder or in any way related thereto shall be discharged and deemed satisfied in full.

Subject to the occurrence of the Effective Date, all notes, instruments, certificates, and other documents evidencing Claims under the Unsecured Notes Indenture shall be canceled, and the obligations of the Debtor or the Reorganized Debtor thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the Unsecured Notes Trustee shall be released from all duties thereunder. The Debtor shall use commercially reasonable efforts to coordinate with the Unsecured Notes Trustee under the Unsecured Notes Indenture for the surrender and cancelation of the Unsecured Notes; provided that pursuant to the terms of the Plan all Unsecured Notes Claims shall be deemed canceled and discharged as of the Effective Date.

H. Corporate Action.

On or before the Effective Date, as applicable, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Compensation and Benefits Programs; (2) selection of the directors and officers for the Reorganized Debtor; (3) the issuance and distribution of the New Common Equity; (4) implementation of the Restructuring Transactions; (5) entry into the Exit Facility Documents, as applicable; (6) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (7) adoption of the New Organizational Documents; (8) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (9) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtor or the Reorganized Debtor, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtor or the Reorganized Debtor, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtor, including the New Common Equity, the New Organizational Documents, the Exit Facility Documents, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

I. New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the Reorganized Debtor. The New Organizational Documents will (a) authorize the issuance of the New Common Equity and (b) prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code.

J. Indemnification Obligations.

All indemnification provisions currently in place consistent with applicable law (whether in the by-laws, certificates of incorporation, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) as of the Petition Date for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtor, as applicable, shall, to the fullest extent permitted by applicable law, be reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtor than the indemnification provisions in place prior to the Effective Date.

K. Directors and Officers of the Reorganized Debtor.

As of the Effective Date, the term of the current members of the board of directors of the Debtor shall expire, such current directors shall be deemed to have resigned, and all of the directors for the initial term of the New Board shall be appointed. To the extent not previously disclosed, the Debtor will disclose prior to or at the Confirmation Hearing, the affiliations of each Person proposed to serve on the New Board or as an officer of the Reorganized Debtor, and, to the extent such Person is an insider other than by virtue of being a manager, director or officer, the nature of any compensation for such Person.

L. Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtor, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Exit Facility entered into, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtor, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

M. Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from the Debtor to the Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtor or the Reorganized Debtor, including the New Common Equity; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtor’s obligations under and in connection with the Exit Facility; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

N. Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VII hereof, the Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtor, whether arising before or after the Petition Date, and the Reorganized Debtor’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtor pursuant to the releases and exculpations contained in the Plan, including in Article VII hereof, which shall be deemed released and waived by the Debtor and the Reorganized Debtor as of the Effective Date.

The Reorganized Debtor may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtor. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against it as any indication that the Debtor or the Reorganized Debtor, as applicable, will not pursue any and all available Causes of Action of the Debtor against it. The Debtor and the Reorganized Debtor expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VII hereof. The Reorganized Debtor may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. Unless any Causes of Action of the Debtor against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtor expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtor reserves and shall retain such Causes of Action of the Debtor notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Case or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that the Debtor may hold against any Entity shall vest in the Reorganized Debtor, except as otherwise expressly provided in the Plan, including Article VII hereof. The Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtor shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

Article V
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, or unless such Executory Contract or Unexpired Lease (1) expired or terminated pursuant to its own terms before the Effective Date or (2) is the subject of a motion to reject filed on or before the Effective Date, the Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code.

Without amending or altering any prior order of the Bankruptcy Court, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code as of the Effective Date. All Assumed Agreements shall remain in full force and effect for the benefit of the Reorganized Debtor, and be enforceable by the Reorganized Debtor in accordance with their terms notwithstanding any provision in such Assumed Agreement that prohibits, restricts or conditions assumption, assignment or transfer. Any provision of any Assumed Agreement that permits a person to terminate or modify such agreement or to otherwise modify the rights of the Debtor or the Reorganized Debtor, as applicable, based on the filing of the Chapter 11 Case or the financial condition of the Debtor or the Reorganized Debtor, as applicable, shall be unenforceable. To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan (including any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Debtor’s assumption of such Executory Contract or Unexpired Lease, then such provision will be deemed modified such that the transactions contemplated by the Plan will not entitle the non-Debtor party or parties thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Each Assumed Agreement will revest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law.

B. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary defaults under each Executory Contract or Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the applicable Cure amount in Cash, on the later of (1) the Effective Date and (2) the date such payment is due pursuant to the terms of the Assumed Agreement, in the amount set forth on the Schedule of Proposed Cure Amounts, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree. If an Executory Contract or Unexpired Lease is not listed on the Schedule of Proposed Cure Amounts, the proposed Cure amount for such Executory Contract or Unexpired Lease shall be zero dollars. The Debtor is not aware of any Cure amount owed in connection with any Executory Contract or Unexpired Lease.

Any objection by a counterparty to the Cure amount associated with any Executory Contract or Unexpired Lease to be assumed pursuant to the Plan must be filed, served and actually received by the Debtor by no later than seven (7) days prior to the date of the Confirmation Hearing.1 Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assumption or Cure amount will be deemed to have assented thereto and will be deemed to have forever released and waived any objection to the proposed assumption or Cure amount. In the event of a dispute regarding (1) the Cure amount, (2) the ability of the Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (3) any other matter pertaining to assumption, the applicable Cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that is assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

C. Insurance Policies.

Each of the Debtor’s insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtor shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtor.

D. Reservation of Rights.

Nothing contained in the Plan shall constitute an admission by the Debtor or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that the Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtor or the Reorganized Debtor, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

[1]	Immediately upon the commencement of the Chapter 11 Case, the Debtor will file any objections received by the Debtor prior to the commencement of the Chapter 11 Case on the Bankruptcy Court’s docket on behalf of the objecting party.

E. Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

F. Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by the Debtor, including any Executory Contracts and Unexpired Leases assumed by the Debtor, will be performed by the Debtor or Reorganized Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

G. Employee Compensation and Benefits.

Except as otherwise set forth herein, on the Effective Date, the Debtor shall (a) assume all employment agreements or letters, indemnification agreements, severance agreements, or other agreements entered into with current and former officers and other employees or (b) to the extent agreed, enter into new agreements with such officers and other employees on terms and conditions acceptable to the Debtor, such employee and, in the case of any executive officer of the Reorganized Debtor and such executive officer. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for all plans or programs calling for stock grants, stock issuances, stock reserves, or stock options (including, without limitation, all employee equity or equity-based incentive plans, and any provisions set forth in the Compensation and Benefits Programs that provide for rights to acquire Existing Interests in the Debtor), which shall be deemed rejected with regard to such issuances, grants, reserves, and options.

The Debtor shall not assume any agreements or obligations relating to the Existing Interests, which shall be cancelled as of the Effective Date and shall receive no payment on account thereof from the Debtor or the Reorganized Debtor. For the avoidance of doubt, no provision in any agreement, plan, or arrangement to be assumed pursuant to the foregoing paragraph relating to the award of equity or equity-like compensation shall be binding on, or honored by, the Reorganized Debtor. Nothing in this Plan shall limit, diminish, or otherwise alter the Reorganized Debtor’s defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.

Article VI
PROVISIONS GOVERNING DISTRIBUTIONS

A. Distributions on Account of Claims Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtor or the Reorganized Debtor, as the case may be, and the Holder of the applicable Allowed Claim on the Distribution Date, the Reorganized Debtor shall make initial distributions under the Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtor’s right to object to Claims; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case or assumed by the Debtor prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C of the Plan, and (3) Allowed General Unsecured Claims shall be paid in accordance with Article III.B.5 of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtor and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

B. Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtor.

All Plan Distributions to any Disbursing Agent on behalf of the Holders of Claims listed on the Claims Register (or the Permitted Designees of such Holders, as applicable) shall be deemed completed by the Debtor when received by such Disbursing Agent. The Plan Distributions shall be made to any such Holders (or the Permitted Designees of such Holders, as applicable) at the direction of the applicable Disbursing Agent.

C. Rights and Powers of Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof. If the Distribution Agent is an entity other than the Reorganized Debtor, such entity shall be paid its reasonable fees and expenses, including the reasonable fees and expenses of its attorneys or other professionals.

D. Delivery of Distributions.

1. Record Date for Distribution.

Distributions hereunder to the Holders of Allowed Claims shall be made to the Holders of such Claims as of the Distribution Record Date. Any transfers of Claims after the Distribution Record Date shall not be recognized for purposes of the Plan unless otherwise provided herein.

2. Delivery of Distributions in General.

Except as otherwise provided herein, distributions payable to Holders of Allowed Claims shall be made by the Disbursing Agent to such Holder at the address for each such Holder as indicated on the Debtor’s records as of the Distribution Record Date or, if such Holder has identified a Permitted Designee to the Permitted Designee of each such Holder; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtor.

3. Surrender of Canceled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been canceled in accordance with Article IV.G hereof shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be canceled solely with respect to the Debtor, and such cancelation shall not alter the obligations or rights of any non-Debtor third parties vis-a-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.

E. Manner of Payment.

1. Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated by the Plan, all distributions of the New Common Equity to the Holders of the applicable Allowed Claims (or their Permitted Designees) under the Plan shall be made by the Disbursing Agent on behalf of the Debtor or Reorganized Debtor, as applicable.

2. All distributions of Cash to the Holders of the applicable Allowed Claims (or their Permitted Designees) under the Plan shall be made by the Disbursing Agent on behalf of the Debtor or Reorganized Debtor.

3. At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F. Allocation Between Principal and Interest

Distributions to any Holder of an Allowed Claim shall be allocated first to the principal amount of any such Allowed Claim, and then, to the extent the consideration exceeds such amount, to the remainder of such Claim comprising interest accrued through the Effective Date, if any (but solely to the extent that interest is an allowable portion of such Allowed Claim).

G. Securities Law Matters.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Common Equity, as contemplated by Article III.B hereof, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code, such New Common Equity will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of (i) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, and (iii) any restrictions in the Reorganized Debtor’s New Organizational Documents. Recipients of the New Common Equity are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable Blue Sky Laws.

H. Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtor, Reorganized Debtor, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtor and Reorganized Debtor reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

Article VII
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A. Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Restructuring Documents, the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtor), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtor prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan.

B. Release of Liens.

Except as otherwise provided in the Exit Facility Documents, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtor elects to Reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estate shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtor, to release any collateral or other property of the Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtor to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtor, the Reorganized Debtor, or the Exit Facility Agent that are necessary or desirable to record or effectuate the cancelation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtor shall be entitled to make any such filings or recordings on such Holder’s behalf.

C. Releases by the Debtor Releasing Parties.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, upon entry of the Confirmation Order and effective as of the Effective Date, to the fullest extent permitted by applicable law, each Released Consenting Creditor Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Debtor Releasing Parties, in each case on behalf of themselves and their respective successors, assigns, and representatives, from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtor Releasing Parties, that any such Person or Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim against or any legal interests, equitable interests, contractual interests or Interests in the Debtor or other Person or Entity, or that any holder of any Claims or Interests against or in the Debtor or other Person or Entity could have asserted on behalf of the Debtor Releasing Parties, based on or relating to, or in any manner arising from, in whole or in part, any of the Debtor Releasing Parties (including the Debtor Releasing Parties’ capital structure, management, ownership, or operation thereof or otherwise), the subject matter of, or the transactions or events giving rise to, any Claims or Interests that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Consenting Creditor Party, the Debtor Releasing Parties’ in- or out-of-court restructuring efforts, the purchase, sale, or rescission of any security of the Debtor Releasing Parties, the Chapter 11 Case or the commencement, filing or execution thereof, the Israeli Proceeding or the commencement, filing or execution thereof, the Chapter 15 Case or the commencement, filing or execution thereof, the formulation, preparation, dissemination, solicitation, negotiation, entry into, filing or consummation of the Restructuring Support Agreement, the Plan, any Restructuring Transaction, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Plan, any of the Restructuring Transactions, the Israeli Proceedings or the commencement, filing or execution thereof, the Chapter 11 Case or the commencement, filing or execution thereof, the Chapter 15 Case or the commencement, filing or execution thereof, the pursuit of Confirmation Order, the pursuit of the Israeli Confirmation Order, the pursuit of the Recognition Order, the pursuit of any additional orders from the Bankruptcy Court or Israeli Court in furtherance of the Restructuring Transactions, the pursuit of consummation of the Plan or any Restructuring Transaction, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, or actual fraud.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (1) any obligations arising on or after the Effective Date of any party, Person or Entity under the Plan, the Confirmation Order, or any post-Effective Date transaction contemplated by the Plan or the Restructuring Transactions, or any document, instrument, or agreement (including those set forth in any supplement to the Plan, if any) executed to implement the Plan or the Restructuring Transactions; or (2) the rights of any holder of allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Consenting Creditor Parties, including, the Released Consenting Creditor Parties’ contribution to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtor and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for a hearing; and (f) a bar to the Debtor, the Reorganized Debtor, or the Debtor’s Estate asserting any Claim or Cause of Action released pursuant to the Debtor Release.

D. Releases by the Consenting Creditor Releasing Parties.

Notwithstanding anything to the contrary contained in the Plan, upon entry of the Confirmation Order and effective as of the Effective Date, to the fullest extent permitted by applicable law, each Released Debtor Party is, and is deemed hereby to be, fully, conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Consenting Creditor Releasing Parties, in each case on behalf of themselves and their respective successors, assigns, and representatives, (including any manager or foreign representative appointed in the Israeli Proceeding) from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Consenting Creditor Releasing Parties, that any such Person or Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim against or Interest in a Released Debtor Party or a Consenting Creditor or other Person or Entity, or that any Holder of any Claims or Interests against or in a Released Debtor Party or a Consenting Creditor or other Person or Entity could have asserted on behalf of a Consenting Creditor Releasing Party, based on or relating to, or in any manner arising from, in whole or in part, any of the Released Debtor Parties (including the Released Debtor Parties’ capital structure, management, ownership, or operation thereof or otherwise), the subject matter of, or the transactions or events giving rise to, any Claims or Interests that is treated in the Plan, the business or contractual arrangements between any Consenting Creditor Releasing Party and any Released Debtor Party, the Released Debtor Parties’ in- or out-of-court restructuring efforts, the purchase, sale, or rescission of any security of any Released Debtor Party, any intercompany transactions between or among the Released Debtor Parties or an Affiliate of the Released Debtor Parties and a Released Debtor Party or Affiliate of a Debtor Released Party, the Chapter 11 Case or the commencement, filing or execution thereof, the Israeli Proceedings or the commencement, filing or execution thereof, the Chapter 15 Case or the commencement, filing or execution thereof, the formulation, preparation, dissemination, solicitation, negotiation, entry into, filing or consummation of the Restructuring Support Agreement, the Plan, any Restructuring Transaction, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Plan, any of the Restructuring Transactions, the Chapter 11 Case or the commencement, filing or execution thereof, the Israeli Proceedings or the commencement, filing or execution thereof, the Chapter 15 Case or the commencement, filing or execution thereof, the pursuit of Confirmation Order, the pursuit of the Israeli Confirmation Order, the pursuit of Recognition Order, the pursuit of any additional orders from the Bankruptcy Court or Israeli Court in furtherance of the Restructuring Transactions, the pursuit of consummation of the Plan or any Restructuring Transaction, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, or actual fraud.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, the Restructuring Documents, or any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the Exit Facility), or any document, instrument, or agreement (including those set forth in the Exit Facility) executed to implement the Plan or the Restructuring Transactions; or (b) the rights of any Holder of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Consenting Creditor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Consenting Creditor Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Debtor Parties; (d) a good faith settlement and compromise of the Claims released by the Consenting Creditor Release; (e) in the best interests of the Debtor and its Estate; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for a hearing; and (h) a bar to any of the Consenting Creditor Releasing Parties asserting any Claim or Cause of Action released pursuant to the Consenting Creditor Release.

E. Exculpation.

Except as otherwise specifically provided in the Plan, and to the fullest extent permitted under applicable law, no Exculpated Party shall have or incur any liability for, and each Exculpated Party shall be released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to or arising out of the Chapter 11 Case, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Exit Facility, the New Common Equity, or any Restructuring Transaction, or any contract, instrument, release or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Exit Facility, the New Common Equity, or the Plan, the commencement of the Israeli Proceeding or the Chapter 15 Case, the pursuit of the Israeli Confirmation Order, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, or actual fraud. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above relates solely to liabilities on or after the Petition Date and prior to or on the Effective Date, and does not exculpate any post-Effective Date obligations of any Person or Entity under the Plan, any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the Exit Facility), or any document, instrument, or agreement (including those set forth in the Exit Facility) executed to implement the Plan.

F. Injunction.

Effective as of the Effective Date, all Entities that have held, hold, or may hold Claims, Interests, or Causes of Actions that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtor, the Reorganized Debtor, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Actions; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Actions; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Actions; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Actions unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Actions released, settled or subject to exculpation pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction set forth above does not enjoin the enforcement of any post-Effective Date obligations of any Person or Entity under the Plan, any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the Exit Facility), or any document, instrument, or agreement (including those set forth in the Exit Facility) executed to implement the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates, in their capacities as such, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VII.F.

G. Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtor or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtor, or another Entity with whom the Reorganized Debtor have been associated, solely because the Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Case (or during the Chapter 11 Case but before the Debtor is granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Case.

Article VIII
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A. Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article VIII.B hereof:

1.	the Bankruptcy Court shall have entered the Confirmation Order, which shall be a Final Order;

2.	the Debtor shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

3.	the Israeli Court shall have entered the Israeli Confirmation Order;

4.	the Bankruptcy Court shall have entered the Recognition Order;

5.	the Restructuring Support Agreement shall remain in full force and effect and there shall be no breach or other event that would give rise to a right to terminate the Restructuring Support Agreement as to all parties thereto for which notice has been given in accordance with the terms thereof (including by the requisite parties thereunder, and it being acknowledged and agreed by the Debtor that such notice may be given notwithstanding the automatic stay resulting from the commencement of the Chapter 11 Case);

6.	the Exit Facility Documents shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Exit Facility shall have been satisfied or duly waived in writing in accordance with the terms of the Exit Facility and the closing of the Exit Facility shall have occurred;

7.	all (i) Professional Fees and expenses of retained professionals that require the Bankruptcy Court’s approval, and (ii) fees and expenses of advisors to the Consenting Creditors shall have been paid in full or, with respect to Professional Fees in subsection (i) herein, amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses; and

8.	the Restructuring Transactions shall have been consummated or are anticipated to be consummated concurrently with the occurrence of the Effective Date in a manner consistent with the Plan, and the Plan shall have been substantially consummated or are anticipated to be substantially consummated concurrently with the occurrence of the Effective Date.

B. Waiver of Conditions.

Any one or more of the conditions to Consummation set forth in this Article VIII may be waived by the Debtor without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

C. Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtor, or any Holders of Claims against or Interests in the Debtor; (2) prejudice in any manner the rights of the Debtor, any Holders of Claims against or Interests in the Debtor, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtor, any Holders of Claims or Interests, or any other Entity.

D. Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

Article IX
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A. Modification and Amendments.

Except as otherwise specifically provided in this Plan and subject to the consent rights set forth in the Restructuring Support Agreement (which are incorporated herein pursuant to Article I.H), (a) the Debtor, with the consent of the Consenting Creditors, reserves the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan, and (b) after the entry of the Confirmation Order, the Debtor or the Reorganized Debtor, as applicable, may, after notice and hearing and entry of an order of the Bankruptcy Court, amend, supplement, amend and restate, or otherwise modify the Plan in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, the Debtor, with the consent of the Consenting Creditors, expressly reserves its rights to revoke or withdraw, or to alter, amend, or modify the Plan one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B. Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and shall constitute a finding that such modifications or amendments to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C. Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement and subject to the consent rights therein (which are incorporated herein pursuant to Article I.H), the Debtor, with the consent of the Consenting Creditors, reserves the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtor revokes or withdraws the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain, and including the Allowance or disallowance, of all or any portion of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of the Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtor or any other Entity.

Article X
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Case and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.	decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.	resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which the Debtor is party or with respect to which the Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtor amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.	ensure that distributions to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;

5.	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

6.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.	enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

8.	resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

9.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

10.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

11.	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

12.	determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

13.	enter an order concluding or closing the Chapter 11 Case;

14.	adjudicate any and all disputes arising from or relating to distributions under the Plan;

15.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

16.	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

17.	hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

18.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

19.	hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

20.	enforce all orders previously entered by the Bankruptcy Court; and

21.	hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article X to the contrary, the New Organizational Documents and the Exit Facility and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

Article XI
MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect.

Subject to Article VIII.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan shall be immediately effective and enforceable and deemed binding upon the Debtor, the Reorganized Debtor, any and all Holders of Claims against or Interests in the Debtor (irrespective of whether such Holders have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtor. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

B. Additional Documents.

Subject to and in accordance with the Restructuring Support Agreement, on or before the Effective Date, (x) the Debtor, with the consent of the Consenting Creditors, may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement and (y) the Debtor or the Reorganized Debtor, as applicable, and all Holders of Claims against the Debtor receiving distributions pursuant to the Plan and all other parties in interest, shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C. Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtor with respect to the Plan or the Disclosure Statement shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

D. Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity; provided that nothing in this Article XI.D modifies section 524(e) of the Bankruptcy Code.

E. Notices.

All notices, requests, and demands to or upon the Debtor to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtor	Counsel to the Debtor
Gamida Cell Inc. 116 Huntington Ave, 7th Floor Boston, Massachusetts 02116 Telephone: (617) 892-9080

Stanley B. Tarr

BLANK ROME LLP

1201 N. Market Street, Suite 800

Wilmington, Delaware 19801

Telephone: (302) 425-6400

Facsimile: (302) 425-6464

Email: stanley.tarr@blankrome.com

John E. Lucian

BLANK ROME LLP

130 N. 18th Street

Philadelphia, Pennsylvania 19103

Telephone: (215) 569-5500

Facsimile: (215) 569-5555

Email: john.lucian@blankrome.com

Michael Klein

Evan Lazerowitz

COOLEY LLP

55 Hudson Yards

New York, New York 10001-2157

Telephone: (212) 479-6000

Email: mklein@cooley.com

  elazerowitz@cooley.com

Olya Antle

COOLEY LLP

1299 Pennsylvania Ave, NW, Suite 700

Washington, DC 20004-2400

Telephone: (202) 842-7800

Email: oantle@cooley.com

Counsel to the Consenting Creditors

Matthew Warren

Geoffrey M. King

KING & SPALDING LLP

110 N. Wacker Drive, Suite 3800

Chicago, IL 60606

Email address: mwarren@kslaw.com

gking@kslaw.com

Kara Hammond Coyle

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Rodney Square, 1000 North King Street

Wilmington, DE 19801

Email address: kcoyle@ycst.com

F. Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

G. Entire Agreement.

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

H. Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, any such alteration or interpretation shall be acceptable to the Debtor. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtor’s or Reorganized Debtor’s and Consenting Creditors’ consent, as applicable; and (3) nonseverable and mutually dependent.

I. Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtor or its counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

Dated: May 20, 2024	GAMIDA CELL INC.

/s/ Abigail Jenkins
Name: Abigail Jenkins
Its: Sole Director